Exhibit (a)(1)(G)

Marchex Announces Increase in Purchase Price to $2.15 per share in the Joint Tender Offer with Edenbrook Capital for Up to 10 million Shares of Marchex’s Class B Common Stock

SEATTLE—(BUSINESSWIRE)— September 23, 2020 – Marchex (NASDAQ: MCHX), a leading conversational analytics company that connects the voice of the customer to your business, announced today an increase in the purchase price to a single fixed price of $2.15 per share in the joint and equal tender offer with Edenbrook Capital, LLC (“Edenbrook”) to purchase up to 10.0 million shares of Marchex’s Class B common stock (the “Shares”), and that the tender offer will be conditioned on a minimum of 3.0 million shares being properly tendered (the “Minimum Condition”).

The offer to purchase the Shares is scheduled to expire at 11:59 pm, New York City time on October 7, 2020, unless extended (the “Offer”).

If the Offer is fully subscribed, Marchex and Edenbrook will have purchased approximately 25% of Marchex’s outstanding Class B common stock as of the date hereof.

Except as set forth herein and subject to certain other changes contained in the updated materials to be distributed to stockholders, the terms and conditions of the Offer remain the same.

Equiniti Trust Company, the depositary for the Offer, has advised Marchex that as of the close of business, New York City time, on September 22, 2020, the last business day prior to the announcement of the increase in purchase price, that no Shares have been validly tendered pursuant to the Offer.

The revised terms and conditions of the Offer are set forth in the “Amended and Restated Offer to Purchase” dated September 23, 2020 and associated updated “Letter of Transmittal”, and the other related materials that Marchex will distribute to stockholders, which were filed with the Securities and Exchange Commission (“SEC”) as exhibits to Marchex’s Amendment No. 1 to Schedule TO on September 23, 2020 which amends and supplements the Schedule TO filed on August 31, 2020.

The Offer is not contingent upon obtaining any financing. However, the Offer is subject to a number of other terms and conditions, including the Minimum Condition, which are specified in the Amended and Restated Offer to Purchase.

Neither Marchex, Marchex’s Board of Directors, Edenbrook, nor the information agent or the depositary and paying agent, are making any recommendation to stockholders as to whether to tender or refrain from tendering their Shares in the Offer. Stockholders must decide how many shares they will tender, if any. In doing so, stockholders should read carefully the information in the Amended and Restated Offer to Purchase and the other offer documents and should consult their own broker or other financial and tax advisors.

Equiniti (US) Services LLC (“EQ”) is serving as information agent for the Offer, and Equiniti Trust Company is serving as depositary and paying agent for the Offer. Copies of the Amended and Restated Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from EQ toll free at (833) 503-4130 (for stockholders) and at (516) 220-8356 (for banks and brokers) or via email at marchexinfo@equiniti.com, or on the SEC’s website, at www.sec.gov. Marchex’s other public filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are also available for free on the SEC’s website at www.sec.gov.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. THE TENDER OFFER IS MADE ONLY PURSUANT TO AN AMENDED AND RESTATED OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT MARCHEX AND EDENBROOK INTEND TO DISTRIBUTE TO MARCHEX’S STOCKHOLDERS. MARCHEX AND EDENBROOK WILL FILE AN AMENDED TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC. MARCHEX’S STOCKHOLDERS SHOULD READ THESE MATERIALS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

Forward-Looking Statements

Certain statements included above contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included herein regarding the commencement, expiration or terms of the tender offer, the number of shares tendered, our strategy, future operations, future financial position, future revenues, other financial guidance, acquisitions, dispositions, projected costs, prospects, plans and objectives of management are forward-looking statements. Marchex may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Marchex makes due to a number of important factors including but not limited to product demand, order cancellations and delays, competition, changes in business strategy or development plans, and general economic and business conditions, as well as the continuing impact of the COVID-19 pandemic on the general economy, our customers and on our business, operations, employees and financial condition. These factors are described in greater detail in the “Risk Factors” section of Marchex’s most recent periodic report or registration statement filed with the SEC. All of the information provided herein is as of September 23, 2020 and Marchex undertakes no duty to update the information provided herein except as required by law.

About Marchex

Marchex understands the best customers are those who call your company – they convert faster, buy more, and churn less. Marchex provides solutions that help companies drive more calls, understand what happens on those calls, and convert more of those callers into customers. Our actionable intelligence strengthens the connection between companies and their customers, bridging the physical and digital world, to help brands maximize their marketing investments and operating efficiencies to acquire the best customers.

Please visit www.marchex.com, www.marchex.com/blog or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

About Edenbrook Capital

Edenbrook Capital, based in Mount Kisco, NY, takes a private equity approach to public markets, principally through concentrated, long-term investments in small and mid-cap companies.

Marchex, Inc.

Investor Relations

Trevor Caldwell, 206-331-3600

ir@marchex.com